January 12, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 of the Current Report on Form 8-K dated January 12, 2017 of China Health Industries Holdings, Inc. and are in agreement with the statements regarding our firm. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ CANUSWA ACCOUNTING & TAX SERVICES INC.
16301 NE 8th Street, Suite 138, Bellevue, WA 98008